SELLING AGREEMENT


     SELLING AGREEMENT made this 2nd day of May" 2001 by and between TACONIC CAPITAL PARTNERS L.P, ("Taconic"), with offices at 375 Park Avenue, Suite 1904, New York, NY 10152; INTERNET SOLUTIONS PARTNERS, INC, ("Internet Solutions"), with offices at 75 Maiden Lane, New York, New York 10038; and INSYNC, INC. ("Insync"), with offices at 1101 Broadway Plaza, Tacoma, WA 98402; and
SALVANI INVESTMENTS, lNC., 4800 Highway AlA, Unit 318, Vero Beach, FL 32963 ("Salvani Investments")

     WHEREAS, Internet Solutions is engaged in the business among other things of developing direct marketing campaigns on behalf of companies engaged in E-Commerce; and

     WHEREAS, Insync is an Application Service provider which deploys Windows based software on a subscription basis to business users through any Internet browser and now geographically dispersed business users can be connected to each other virtually and have access to their email, files and software that they use every day from any computer, regardless of its operating system from anywhere in the world; and

     WHEREAS, Insync has engaged the services of Internet Solutions to assist it in selling and advertising the Software Products; and

     WHEREAS, Internet Solutions has proposed an arrangement with Taconic and Insync for the benefit of Insync thereby facilitating placement of Insync's products on Internet Sites; and

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows;

     1. DEDICATED ACCOUNT. Concurrently with the execution and delivery of this Agreement the parties are establishing a dedicated merchant account (the "Dedicated Account") with CardService International, Inc. ("CardService") Or other mutually acceptable credit card issuer with offices located at 6101 Condor Drive, Moorpark, CA 93021. The Dedicated Account shall bear the name "Batman" and shall remain open during the Term of this Agreement as defined pursuant to Paragraph 9 herein. The signatories to the account shall be Rene Jimenez of Internet Solutions and Chris DeLong of Taconic (the "Signatories"). No changes or amendments to the account or its terms shall be made unless with the prior written authorization of both Signatories to the account. The account shall be established solely for the Purpose of receiving the proceeds of all confirmed credit card sales of the Software Products by Insync in connection with on-line sales. The Dedicated Account documents shall provide that CardService is to remit the proceeds in accordance with the terms of and at the times provided in the Dedicated Account documents to a specially designated account maintained at The Chase Manhattan Bank (the "Chase Account") at
111 West 40th Street, New York, NY 10018, which account is more fully described in Paragraph 2 herein. Copies of The Dedicated Account and Chase Account documents shall be furnished at Closing to all of the parties herein.

     2. THE CHASE ACCOUNT. Prior to Closing, as that term is defined pursuant to Paragraph 10 herein, Internet Solutions shall have established the Chase Account and concurrently with the execution and delivery of this Agreement, each of the parties hereto shall complete and execute the Automatic Dollar Transfer Service Agreement (the "Transfer Agreement") required by the Chase Manhattan Bank (the "Chase") in the form annexed hereto. The Transfer Agreement shall, among other things, authorize the Chase during the Term of this Agreement to distribute at the close of business every fourteen (14) days alt of the proceeds (the "Proceeds') received from CardService to the following companies in the following percentages as compensation for their respective services:

                              Percentage of
                            Proceeds Each Sale
                            ------------------
                            First       Second
Name                        Month        Month     Services
-----------------------     -----        -----     ----------------------------

(a) PayTrust, Inc.          25%          12.5%     Internet advertising charges

(b) Taconic                 12.5%         6.25%    Consulting services

(c) Insynq                  50%          75%125%   Product sales price

(d) Internet Solutions       6.25%        3.125%   Advertising services

(e) Salvani Investments      6.25%        3.125%   Advertising services

provided that upon and after the occurrence of a Drawing Event (as defined in Paragraph 7 below), Chase shall instead make me following "payment Adjustments": Chase shall pay to Taconic its 12.5 % and 6.25% amount plus the 50% + 75% amount otherwise payable to Insync and the 6.25% + 3.125% amounts to Internet Solutions and Salvani Investments until such time as the amount drawn has been repaid in full to Taconic with interest thereon, as provided herein.

The terms of the Transfer Agreement shall provide that Taconic may notify the Chase of the occurrence of a Drawing Event and upon receipt of such notification, the Payment Adjustments shall be made until the amount drawn has been repaid in full with interest thereon, as provided herein. In order to facilitate the transfer of funds from the Chase Account each of the parties hereto shall have established prior to closing an account at the Chase to receive the distributions from the Chase Account.

     3. APPOINTMENT OF PAYING AGENT. At the Closing, Taconic, Internet Solutions and Insync shall enter into an agreement (the "PayTrust Agreement") with PayTrust, Inc. ("PayTrust"). The PayTrust Agreement shall be for the Term of this Agreement (as defined in Paragraph 9, the ""Term'") and shall provide that upon receipt of the Proceeds due PayTrust each fourteen (14) days from the Chase Account as set forth in Paragraph 2 above, PayTrust shall then immediately pay to those Internet Sites through which sales of the Software Products have been made during the aforesaid fourteen (14) day period. Prior to Closing and during the Term of this Agreement Internet Solutions shall have established and supplied a software application link to PayTrust to enable PayTrust during the Term of this Agreement to track daily the Internet Sites entitled to receive payment and the amount representing the advertising costs that each Internet Site is entitled to receive. Internet Solutions shall be solely responsible for the payment of all service charges as charged by PayTrust. PayTrust shall agree that it will not offset such charges against amounts it is required to pay to the Internet Sites. The PayTrust Agreement shall also permit Taconic to enforce the terms against PayTrust directly. Each party to this Agreement shall be furnished with a copy of the PayTrust Agreement at Closing.

     4. MARKETING AND ADVERTISING. During the term of this Agreement Internet Solutions shall have authority on behalf of Insync to procure Websites to advertise and offer for sale the Software Products. In addition thereto, Internet Solutions shall be responsible for structuring all costs per account acquisition strategies which shall include but not be limited to banners" interstitules" e-mails or any other form of generally accepted advertising media. Internet Solutions shall also be responsible for managing all technical and infrastructure aspects of the E-Commerce activities on behalf of Insync and shall be responsible for furnishing tracking services to PayTrust. Each of Internet Solutions and Insync agree, and each of them shall instruct their employees and others, to describe Taconic's services accurately in any discussions with Internet Sites and to provide Internet Sites with a copy of the disclosure statement in the form attached as Exhibit A hereto prior to entering into agreements with such Sites. Marketing, promotional, offering and advertising materials shall not use the Taconic name unless approved in advance in writing by Taconic.

     5. ESCROW ACCOUNT. At least five (5) days prior to Closing, Internet Solutions shall have arranged for the establishment of an Escrow Account at The Provident Bank, 830 Bergen Avenue, Jersey City, NJ 07306. The maintenance and implementation of the Escrow Account shall be governed by the terms of the escrow agreement (the "Escrow Agreement") in the form annexed hereto as Exhibit
B. At Closing, the Escrow Agreement shall be executed by Taconic as the Sole party to the Escrow Agreement and Provident Bank as Escrow Agent

     6. ESCROW FUNDS. At the time of Closing, Taconic shall deposit into the Escrow Account the sum of One Million Dollars ($1,000,000) (the "Escrow Funds"'), where such funds shall remain during the Term of this Agreement or there shall be a Drawing Event, whichever shall first Occur. The Escrow Funds shall be invested as provided by the terms of the Escrow Agreement Taconic acknowledges that once the Escrow Agent has acknowledged receipt of the Escrow Funds, the responsibility for proper deposit and disbursement of the escrow Funds shall rest solely with Taconic and Provident Bank, who are the sole parties to the Escrow Agreement.

     7. DRAWING. The failure by PayTrust for any reason and at any time during the Term of this Agreement to pay the Internet Sites entitled to receive payment for advertising of the Software Products within thirty {30) days after receipt of the Proceeds from the Chase Account shall constitute a drawing event ("Drawing Event"), in the event that there has been a Drawing Event as provided by Paragraph 7 herein and Taconic has not been reimbursed pursuant to the terms of Paragraph 2 herein, then lnsync hereby agrees that it shall promptly reimburse Taconic in cash for the amount of the drawing, plus interest at a rate equal to the prime lending rate of Chase Manhattan Bank (or its successor) plus 2% (as of the date of the Drawing Event) per annum, compounding quarterly. Insync, Internet Solutions and Salvani Investments hereby grant a security interest in favor of Taconic in the Dedicated Account to support their respective obligations under this Agreement and agree that Taconic may tile financing statements in respect thereof as may be necessary to evidence such security interest.

     8. FORECLOSURE. Upon written notice by Internet Solutions to the Escrow Agent of a Drawing Event (the "Notice") amounts may be drawn from the escrow account in accordance with the terms of the Escrow Agreement in order to facilitate payment to the Internet Sites. Upon the occurrence of a Termination Event (defIned below), Taconic may immediately terminate this Agreement and the Escrow Agreement by delivering written notice thereof to each of the parties hereto as provided by Paragraph 19 herein. The term "Termination Event" means any of the following:

          (1) breach of this Agreement by Insync or Internet Solutions; Internet Solutions;
          (2) breach of any representation or warranty in Paragraph 11 or 12 hereof made by Insync or
          (3) breach by PayTrust of its obligations to pay Internet Sites as provided by the PayTrust Agreement (the "PayTrust Default");
          (4) a change of majority ownership of either internet Solutions or Insync;
          (5) failure of Internet Solutions to pay amounts due and owing to PayTrust under the PayTrust Agreement, which failure has not been cured within 5 days; or
          (6) termination of the CardService Agreement, PayTrust Agreement or the Transfer Agreement.

From and after termination of this Agreement, all amounts held or thereafter deposited in the Dedicated Account shall continue to be disbursed in accordance with the terms hereof and Insync and Internet Solutions shall continue to Comply with the terms hereof to wind-down the program.

     9. TERM OF AGREEMENT. The term (the "Term') of this Agreement shall be for a period of One year unless earlier terminated by any party to this Agreement by providing thirty (30) days prior written notice to the other parties hereto or unless terminated by operation of Paragraph 8 herein.

     10. OTHER COMPENSATIONS. lnsync agrees to issue 435,000 shares of common stock to the parties for entering into this agreement. In addition, if total sales during the campaign reaches $750,000, the company agrees to issue an additional 435,000 shares. If total sales during the term of this agreement reaches $1.25 million, Insync agrees to issue an additional 290,000 shares. If $2 million in sales is achieved during this agreement, then an additional 335,000 shares will be issued achieving a total number of shares of 1.5 million. The company agrees to file an S-8 registration statement within one month of signing of this contract and will do its best efforts to make sure it is effective. Registration statement will include the shares held in escrow under the performance contract and the shares will be released upon achieving the various performance criteria. The shares will be divided as per a subsequent communication between the parties.

     11. CLOSING. The closing (the ""Closing") under this Agreement shall take place at the offices of McLaughlin & Stem" LLP, counsel to Internet Solutions at 10:00 am. local time on the date hereof.

     12.  REPRESENTATIONS AND WARRANTIES.

          (a) Each of the parties hereto represents that it has the corporate power and authority to execute and deliver this Agreement and to execute and deliver all other agreements and instruments to be executed and delivered in connection with this Agreement and to consummate the transactions contemplated hereby. This Agreement and the other agreements to be executed and delivered in connection with this Agreement and the transactions contemplated hereby constitute legal, valid and binding obligations of the parties hereto.

          (b) Insync hereby represents and warrants to Taconic that (i) true and Correct copies of the CardService Agreement and the Transfer Agreement have been delivered to Taconic prior to the date hereof and (ii) Insync is not subject to any litigation or similar proceedings, nor is any such litigation or proceeding threatened by any person against Insync (to its knowledge).

          (c) Internet Solutions hereby represents and Warrants to Taconic that (i) the software application link provided to PayTrust will accurately track the Internet Sites and the amounts representing advertising costs and
(ii) except as described to Taconic. Internet Solutions is not subject to any litigation, or similar proceeding, nor is any such litigation or proceeding threatened by any person (to its knowledge).

     13. NO VIOLATION. Neither the execution, delivery, or performance by the parties hereto of this Agreement or other documents or agreements to be executed in Connection with this Agreement (a) violates any provision of the Parties' respective certificates of incorporation or by-laws or (b) violates conflicts or constitutes a default under any term or provision of any contract, commitment, understanding, arrangement or agreement to which any of the Parties is a party thereto.

     14. COVENANTS. Insync and Internet Solutions Covenant and agree with Taconic as follows:

          (a) Internet Solutions and Insync shall limit their marketing and promotional efforts to Internet Sites that are "Tier 1 Internet Sites meaning Internet Sites that are not engaged in the distribution of pornography or engaged in the business of offering gambling or casino services and additionally are in good standing with the Internet Ad Bureau.

          (b) Each advertising agreement with an Internet Site shall be substantially in the same form as the sample agreement attached as Exhibit C hereto and shall provide that the Internet Sites be paid no more than 40% of the amounts actually deposited in the Dedicated Account. Those advertising agreements meeting these requirements shall constitute "Approved Agreements."

          (c) Taconic shall pay all costs of the Escrow Agent; Internet Solutions shall pay all operating costs associated with the PayTrust Agreement; and Insync shall pay all setup costs for the Chase Account and the Dedicated Account.

          (d) Insync shall nor amend or modify any terms of the CardService Agreement or the Transfer Agreement.

          (e) Internet Solutions shall provide the services set forth in Paragraphs 3 and 4.

          (f) Internet Solutions and Insync each agree that they shall not encumber, pledge or otherwise permit liens to arise against their interests in the Dedicated Account Or any of the related agreements.

          (g) Insync and Internet Solutions shall promptly notify Taconic of any litigation Or other proceeding which is material to either of them which has been instituted or threatened in writing, Internet Solutions will promptly notify Taconic of any defaults in payments by PayTrust.

     15. INDEMNIFICATION. Insync and Internet Solutions hereby each agree to indemnify and hold harmless each of Taconic and its officers, investors, Partners, managers, employees and their affiliates and successors from and against:

          (i) any breach by such party of its obligations or representations or warranties hereunder or under the Transfer Agreement, the Card Service Agreement Or the PayTrust Agreement;

          (ii) any claim by any person against Taconic for any liability, damages, etc, related to or arising out of the business, assets, operations or liabilities of such indemnifying party or its affiliates or any marketing, promotional or advertising materials; and/or

          (iii) any defect, claim for Customer refund, warranty , or other liability related to the software products or services provided by Insync or Internet Solutions (as the case may be);

          (iv) any failure by lnsync or Internet Solutions to comply with any applicable Laws.

     16. MODIFICATION. No provision hereof shall be modified, altered or limited unless set forth in writing and duly executed by all of the parties hereto.

     17. NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereby and their Successors and permitted assigns. This Agreement may not be assigned by any of the parties hereto without the prior written Consent of the other parties.

     18. NO JOINT VENTURE. Internet Solutions and Taconic are independent contractors and accordingly no partnership, joint venture or association is created hereby.

     19. SECTION AND OTHER HEADINGS. This section and the other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall be held to include the plural and vice versa, unless the Content otherwise requires.

     20. NOTICES. All notices and other communications shall be in writing to the other Parties and shall be deemed to have been duly given (a) on the date delivered personally; (b) on the next Business Day following the date of deposit (i) in United States first class express mail, postage prepaid or (ii) with an overnight courier guaranteeing next Business Day delivery; or ( c ) On the dare of telecopy transmission, if transmitted prior to5:00 p.m. local time of the recipient on a business day (provided that confirmation of receipt of such telecopy transmission is confirmed by the recipient on such date); otherwise on the next Business Day; in any case addressed or telecopied as follows:

If to Internet Solutions:  Internet Solutions Partners, Inc.
                           75 Maiden Lane
                           New York, New York 10038
                           Attn.:  Rene Jimenez

With a copy to:            McLaughlin & Stem, LLP
                           Attn.:  Richard Blumberg, Esq.
                           260 Madison Avenue
                           New York, NY 10016

If to Insync:              Insync, Inc.
                           1101 Broadway Plaza
                           Tacoma, W A 98402
                           Attn.:  John Gorst

If to Taconic:             Taconic Capital Partners LLP
                           375 Park Avenue, Suite 1904
                           New York, NY 10152
                           Attn.:  Christopher DeLong

If to Salvani Investments: Salvani Investments, Inc.
                           c/o Joseph Salvani
                           4800 Highway A1 A, Unit 318
                           Vero Beach, FL 32963

Or such other address as the person to whom notice is to be given may have previously furnished to the other parties in writing in the manner set forth above.

     21. GOVERNING LAW. This Agreement shall be governed by, and be construed in accordance with the laws of the State of New York to the fullest extent permitted by law without regard to its conflict of law rules which might result in the application of the laws of any other jurisdiction.

     22. JURISDICTION SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of or based On any right arising out of this Agreement may be brought against any of the parties in New York Supreme Court, County of New York and each of the parties consents to the jurisdiction of such laws in any such other action or proceeding and waives any objection to venue laid therein. Process may be served on any Party anywhere in the United States.

     23. COUNTERPARTS. This Agreement may be executed in three or more counterparts, including by facsimile signatures, and each counterpart shall be deemed an original but all of which taken together constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto bas caused this Agreement to be executed by its respective officers duly authorized as of the date first above written.


                                       TACONIC CAPITAL PARTNERS, L.P.
                                       By: __________________________

                                       INTERNET SOLUTIONS PARTNERS, INC.
                                       By: __________________________

                                       INSYNC, INC
                                       By: __________________________

                                       SALVANI INVESTMENTS, INC.
                                       By: __________________________